EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-237723) and Form S-8 (No. 333-235853) of our report dated March 3, 2021, relating to the financial statements of Ampio Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty), appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Moss Adams LLP

Denver, Colorado
March 3, 2021